EXHIBIT 15
October 29, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We are aware that our report dated October 29, 2009 on our review of interim financial information of Baxter International Inc. (the “company”) as of September 30, 2009 and for the three- and nine-month periods ended September 30, 2009 and 2008 and included in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-28428, 33-54069, 333-43563, 333-47019, 333-71553, 333-80403, 333-88257, 333-48906, 333-62820, 333-102140, 333-104420, 333-104421, 333-105032 and 333-143063), on Form S-3 (Nos. 333-106041, 333-123811, 333-136224 and 333-160966) and on Form S-4 (No. 333-133449-01).
Very truly yours,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois